IMS HEALTH INCORPORATED

Restated Xponent Data License Agreement

        AGREEMENT, dated as of this 26th day of April, 2001, with an effective date of September 1, 2000 (“Effective Date”) by and between IMS Health Incorporated (hereinafter “IMS”), a Delaware corporation with an address at 200 Nyala Farms, Westport, Connecticut 06880, and the Interactive Marketing Division of Synavant Inc., (formerly known as Clark O’Neill) (hereinafter “Licensee”), a Delaware corporation, with an address at One Broad Avenue, Fairview, New Jersey 07022. This Agreement supercedes the Xponent Data License Agreement signed on August 31, 2000.

RECITALS

        WHEREAS, IMS is principally engaged in providing information services to the pharmaceutical industry and, in connection therewith, collects data from pharmacies through various third parties relating to prescription transactions and prescribers;

        WHEREAS, Licensee on behalf of its customers, is principally engaged in providing direct marketing of pharmaceutical promotion to prescribers in the United States and circulation management of healthcare professional publications in the United States; and

        WHEREAS, IMS desires to license certain data to Licensee in accordance with and subject to the terms set forth in this Agreement:

        NOW THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties agreement as follows:

1.	DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings specified:

a.	“affiliate” of Licensee means any Person which now or in the future controls, is controlled by or is under common control with Licensee.

b.	“Agency” means an agency engaged by a Manufacturer to develop and/or implement a marketing campaign for one or more of such Manufacturer’s Legended Drugs.

c.	“Association” means a professional association, comprised of members in a health care-related profession, which is, pursuant to the terms of Paragraph 8(a), identified by IMS as licensing data to IMS that is incorporated into certain elements of the Data

d.	“Contract Year” means each 12-month period commencing on September 1 and ending on August 31 during the term of this Agreement.

e.	“Data” means certain data provided by IMS from its Xponent® Plantrak™ and Xponent® Profiler™ information services and other services as further described on Exhibit 1 hereto.

f.	“Desktop Media” means prescription pads, medical forms and other similar promotional materials which are provided to Prescribers at a nominal charge or without charge, and which contain advertising relating to one of more Legended Drugs.

g.	“Healthcare Company” means (i) a manufacturer of Legended Drugs or over the counter (“OTC”) products or any Person licensed by such a manufacturer to market and sell Legended Drugs or OTC products (“Manufacturer”) or an Agency; provided, however, that neither a wholesaler of Legended Drugs, a pharmacy, nor a Person providing mail service prescription drug programs shall be deemed a “Manufacturer”; (ii) a manufacturer of medical supplies and/or diagnostic equipment, or any person licensed by such a manufacturer to market and sell medical supplies and/or diagnostic equipment; (iii) a publisher of single or multi-sponsored journals which are devoted to medicine, health care or veterinary subjects (“Journals”); (iv) a publisher of Desktop Media, (v) a sponsor of continuing medical education (“CME”) seminars, conferences or courses or a publisher of CME materials or (vi) a pharmacy benefits management company or “PBM”.

h.	“Legended Drugs” means drugs, which under Federal or state law require the written prescription of a doctor, osteopath or other individual who has the authority to prescribe Legended Drugs.

i.	“Materials” means (i) information, including promotional materials and solicitation materials sent to a Prescriber, all of which related to one or more Legended Drugs or over-the-counter drugs of a Manufacturer or relate to medical supplies and/or diagnostic equipment marketed by a Healthcare Company, (ii) surveys or questionnaires sent to a Prescriber which either seek information related to the prescribing or practice profile of such Prescriber or the use by such Precriber of medical supplies or diagnostic equipment; provided, however, that the use of such surveys or questionnaire shall be subject to the terms of Paragraph 6(c) hereof, (iii) Journals, (iv) Desktop Media, or (v) information, including promotional materials, solicitation materials or course materials, relating to CME.

j.	“Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, government entity or other entity.

k.	“Prescriber” means a doctor, osteopath, dentist or other individual with an address in the United States who has the authority to prescribe Legended Drugs.

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2.	LICENSE GRANT
IMS hereby grants to Licensee a non-transferable and non-exclusive license, without the right to grant sublicenses, to Data for use solely in accordance with the terms of Paragraph 4 and 5 hereof and subject to the other terms and conditions of this Agreement and only for the uses as specified in Exhibit 3. The licenses granted herein are not exclusive, subject to Exhibit 5, and nothing contained herein shall prohibit or restrict IMS from licensing, selling or otherwise transferring Data or any other information to any other Person or from using Data or any other information for its own purposes.

3.	DATA
IMS shall provide the Data to Licensee in accordance with the operational procedures set forth on Exhibit 2 hereto. IMS will use its reasonable efforts to process Data in an accurate and complete manner. IMS will promptly notify Licensee of any material inaccuracies in such Data, which become known to IMS in accordance with IMS’s then applicable internal procedures for data quality assurance.

4.	USE OF DATA Subject to the other terms and conditions of this Agreement, the Data licensed hereunder, shall be used by Licensee solely for the uses and purposes listed on Exhibit 3.

5.	CONDITIONS APPLICABLE TO USE OF DATA
a.	The delivery of any Materials, Legended Drug samples or over-the-counter drug samples in connection with Paragraph 4 may be made by U.S. Postal Service, other common carrier, telegram, telephone, facsimile transmission, internet, modem or other means; provided, however, that under no circumstances (except as noted below) shall delivery of any of such Materials or Legended Drug samples be accomplished by (i) any employee of a Manufacturer, including but not limited to any pharmaceutical sales representative of such Manufacturer, or (ii) any Person engaged by a Manufacturer to call on Prescribers on behalf of such Manufacturer in connection with the marketing of one or more Legended Drugs, except that in the event that the Manufacturer is a licensee of Xponent® prescriber level data for the same products, and therapeutic classes during the applicable time periods, the prohibition set forth above in this paragraph 5a does not apply, provided that Licensee has secured advance written approval of IMS (e.g. execution of a Third Party Access Agreement). Notwithstanding the above, in the event that a Prescriber has requested that Licensee deliver a Legended Drug sample, or Materials, as a result of Licensee’s First Rx or sample fulfillment programs, and the Manufacturer of the Legended Drugs or the Manufacturer of the Legended Drug that is described in the Materials is not a Licensee of Xponent® prescriber level data for the same products and therapeutic classes, Licensee, for three (3) programs only for any twelve (12) month period, will be allowed to permit a person described in (i) or (ii) above, to deliver the Materials and/or Legended Drug samples to the Prescriber; provided however that (a) Licensee provides IMS with three (3) days prior written notice, and (b) each such program does not exceed supplying five thousand (5,000) Prescribers with Legended Drug samples and/or Materials.

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b.	The use of any list of Prescribers selected by Licensee from the Data pursuant to the terms of Paragraph 4 shall be limited to a specific one-time use or a single marketing program conducted by Licensee for a Healthcare Company or any renewal or repeat of such program by Licensee; provided, however, that with the exception of Limited Data, and the retention of Historical Data as provided under Paragraph 11(c), and Data, or any information derived from such Data, contained in or identified with such list may only be used in a manner permitted hereunder for a period not to exceed ninety (90) days, after which such Data must be destroyed. In the event any Data or any information derived therefrom is copied or incorporated into any database, data bank or any file or listing containing any data not provided pursuant to the terms of this Agreement, such database, data bank, file or listing, as the case may be, shall be and remain subject to all of the terms and conditions of this Agreement.

c.	Except as provided under Paragraphs 5(d), 5(e) and 18 hereof, Licensee shall retain the Data and any information derived therefrom only within the internal confines of Licensee’s own organization. The parties hereto acknowledge and agree that the preceding sentence is fundamental to this Agreement and Licensee shall not design programs or provide multiple copies of list to a Healthcare Company which taken together would result in either directly or indirectly avoiding the restriction contained in the preceding sentence. Licensee shall not provide any data to any third party, including but not limited to a Healthcare Company or any affiliate of Licensee, except as specifically set forth below:

(1)	If a Healthcare Company engages a third party to provide lettershop or similar services in connection with sending Materials to Prescribers (a “Lettershop”), Limited Data may be provided by Licensee to the Lettershop; provided, however, Licensee enters into a written agreement with such Lettershop in accordance with Paragraph 5(f)(1) of this Agreement. The Lettershop shall be required to return Limited Data to Licensee or the Healthcare Company, as the case may be, within ten (10) calendar days of the earlier of completion or termination of the respective order for services.

(2)	In the event Licensee selects a list of Prescribers from the Data for use in connection with providing Materials or Legended Drug samples to certain of such Prescribers on behalf of a Manufacturer, Licensee may provide Limited Data to such Manufacturer for the sole purpose of permitting such Manufacturer to notify its sales representatives of Prescribers within each sales representative’s territory who were sent such Materials or Legended Drug samples; provided, however, Licensee send a purchase order to such Manufacturer or enters into a written agreement with such Manufacturer in accordance with Paragraph 5(f)(2) of this Agreement and provided further that Limited Data derived in whole or in part from Data is not provided to a Manufacturer any more frequently than once in any thirty (30) day period.

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(3)	In connection with the delivery to a Prescriber of any sample of a Manufacturer’s Legended Drugs in response to a solicitation made pursuant to Paragraph 4, Licensee may provide Limited Data to such Manufacturer, and such Manufacturer shall be permitted to retain Limited Data relating to the recipients of such Legended Drug samples solely for purposes of compliance with any applicable state and Federal laws, including but not limited to laws relating to the distribution of Legended Drug samples, such period of retention in each instances to be limited to the longest period of time necessary to comply with any such laws or as otherwise reasonably provided by agreement between Licensee and its customer.

d.	Licensee may provide the following types of information derived from the Data to a Healthcare Company that is a prospective customer for a specific service of Licensee that involves the selecting of lists of Prescribers, derived from the Data for the uses permitted by the terms of Paragraph 4 of this Agreement, solely for purposes of promoting such service provided such information does not identify individual Prescribers and is not summarized by and/or identified with any geographic area or unit including but not limited to zip codes, counties, state or sales territories, (except that Licensee may aggregate the Data and provide a prospective customer such aggregated information for one state or one region (e.g. New England), only) but aggregates Prescribers only in the following manner:

(1)	by Prescriber specialty, the total number of Prescribers per specialty contained in the Data, and/or

(2)	by prescribing level, in quintiles or deciles.

e.	Licensee may provide to a Healthcare Company for whom Licensee has provided a product or service which uses Data as permitted under Paragraph 4 in connection with a single marketing program, the total number of Prescribers that were sent Materials or responded to Materials from Licensee, as the case may be, with respect to such program.

f.	If at any time Licensee provides any Limited Data or any information derived from such Data to:

(1)	A Lettershop, Licensee shall enter into a written agreement with such Lettershop, which agreement shall, among other things, contain such terms and conditions as are necessary or desirable to prohibit such Lettershop from making any use of such Limited Data and/or information in a manner which is inconsistent with the terms and conditions of this Agreement. Such terms and conditions at a minimum, shall include:

(a)	a provision stating that the Limited Data is being provided to the Lettershop solely for the limited purpose set forth in Paragraph 5(c)(1);

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(b)	terms and conditions which reflect the obligations and restrictions contained in Paragraphs 5(a), 5(b), 5(c)(1), 5(g), 5(h), 6, 7 and 8;

(c)	a provision stating that the use of Limited Data is limited to a specific one-time use or use in connection with a single marketing program, as the case may be; and

(d)	a provision stating that IMS Health Incorporated is an intended third party beneficiary to the agreement between Licensee and such Lettershop. In the event a Lettershop fails to comply with such an agreement, Licensee shall promptly notify an appropriate representative of such Lettershop in writing of such failure, with a copy to IMS, within five business days after Licensee knows or reasonably suspects such failure. Licensee shall promptly provide IMS with a copy of any correspondence between Licensee and such Lettershop relating to such failure. IMS shall have a right to bring an action as an intended third party beneficiary to enforce the terms and conditions of the agreement between Licensee and such Lettershop to the extent such terms and conditions are required by the terms of this Paragraph 5(f). In the event IMS does not have rights as an intended third party beneficiary to bring an action as contemplated in this Paragraph 5(f), Licensee agrees to be liable for any breach by such Lettershop of such agreement.

(2)	A Manufacturer, Licensee shall either send an order form to such Manufacturer or enter into a written agreement with such Manufacturer which order form or agreement, as the case may be, shall, among other things, contain such terms and conditions as are necessary or desirable to prohibit such Manufacturer from making any use of such Limited Data and/or information in a manner which is inconsistent with the terms and conditions of this Agreement. Such terms and conditions, at a minimum, shall include:

(a)	a provision stating that the Limited Data is being provided to the Manufacturer solely for one or both of the limited purposes set forth in Paragraph 5(c)(2) and (3);

(b)	terms and conditions which reflect the obligations and restrictions contained in Paragraphs 5(a), 5(b), 5(c)(2) and/or 5(c)(3), as the case may be 5(g), 5(h), 6, 7 and 8;

(c)	a provision stating that the use of Limited Data is limited to a specific one-time use and/or use in connection with a single marketing program;

(d)	a provision stating that such Manufacturer is not permitted to store the Limited Data in any database or otherwise use the Limited Data to target the calling activity of its sales representatives on Prescribers; and

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(e)	a provision stating that IMS Health Incorporated is an intended third party beneficiary to the agreement between Licensee and such Manufacturer.

In the event a Manufacturer fails to comply with such an agreement, Licensee shall promptly notify an appropriate representative of such Manufacturer in writing of such failure, with a copy to IMS within five business days after Licensee knows or suspects such failure. License shall promptly provide IMS with a copy of any correspondence between Licensee and such Manufacturer relating to such failure. IMS shall have a right to bring an action as an intended third party beneficiary to enforce the terms and conditions of the agreement between Licensee and such Manufacturer to the extent such terms and conditions are required by the terms of this Paragraph 5(f). In the event IMS does not have rights as an intended third party beneficiary to bring an action as contemplated in this Paragraph 5(f), Licensee agrees to be liable for any breach by such Manufacturer of such agreement.

Such agreements shall specify the intended uses of such Limited Data in sufficient detail so that it may be determined whether such use is in compliance with the terms and conditions of this Agreement. Such agreements shall be available to IMS in connection with any inspection, which IMS may perform pursuant to Paragraph 17 of this Agreement.

g.	In connection with any use of Data under no circumstances shall any of such Data or any information derived therefrom be disclosed to a Prescriber or to any other Person except as expressly provided herein.

h.	Notwithstanding anything to the contrary contained herein, under no circumstances shall any Data or Limited Data be provided by Licensee to any Person which has one or more lines of business engaged in the licensing, selling or providing of access to data, information or databases in competition with IMS or any Subsidiary (“Competing Company”), or any Person controlling, controlled by or under common control with a Competing Company, including but not limited to the Competing Companies listed on Exhibit 4; provided, however, that nothing herein shall preclude Licensee, a Manufacturer or an Agency from engaging a Lettershop of the delivery of Materials in accordance with the terms of Paragraph 5(a) and in connection therewith, providing Limited Data to such Lettershop in accordance with Paragraph 5(c)(1), provided Licensee complies with the terms of Paragraph 5(f)(1).

As used in this Paragraph, “Limited Data” shall mean Data limited to the following fields of information: Prescriber name and Prescriber address to which the Material or Legended Drug sample was sent or to be sent. Limited Data shall also include Association Data, provided Licensee has an appropriate license with respect to such Data and further provided the use of such Association Data and if applicable, the disclosure of such Association Data, is permitted under the terms of such license.

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6.	PROHIBITED USES OF DATA
IMS does not grant, and Licensee does not receive any title or other interest in the Data or any information derived therefrom, including but not limited to the Limited Data, except for those rights granted explicitly in this Agreement; all rights not expressly granted to Licensee are reserved to IMS. Without limiting the generality of the foregoing, under no circumstances shall Licensee use, or permit any other Person to use, Data received by Licensee in connection with this Agreement or any information derived therefrom, including but not limited to the Limited Data, in any manner which:

a.	is contrary to the terms of this Agreement or is otherwise not expressly permitted by the terms of this Agreement;

b.	will violate any law or regulation by such use;

c.	will violate the contractual restrictions of any Association identified by IMS pursuant to Paragraph 7(a) governing the use of such Association’s data incorporated within the Data in effect at the time of the use of such Data, unless an authorized representative of IMS provides Licensee with written notice that such Data is no longer subject to the restrictions of such Association’s agreement;

d.	results in any analysis of the Data, or any information derived therefrom, which analysis (i) results in the disclosure to one or more Persons of any information regarding the mathematical algorithms formulas, processes, or projection or statistical methods used by IMS to produce any of the Data, (ii) is used or made available for use to promote or aid in the promoting of any data or information which is not derived from the Data, or (iii) seeks to demonstrate that the Data, or any information derived therefrom, is inferior to any other data, attempts to show any deficiency in such Data or information, or otherwise makes statements detrimental to IMS concerning such Data or information;

e.	results in the selection of Prescribers from which a Manufacturer, an Agency, Licensee or any other Person solicits information on practice profiles and/or prescribing activity for the purpose of developing a database of practice and prescribing profiles on individual Prescribers, except for the solicitation of such information for the benefit of (i) a single Manufacturer or (ii) a single Healthcare Company that is a manufacturer of medical supplies and/or diagnostic equipment or (iii) a publisher of desktop media. Notwithstanding the above, with respect to the developing of practice profile databases of Prescribers by Licensee, Licensee may develop a database of practice profile information derived from the use of the Data if such practice profile information is (i) not information that IMS regularly collects, creates or possesses in the ordinary course of its businesses, (ii) the practice profile information is only indirectly derived from the Data (i.e. Data is used to solicit practice profile information for Prescribers and does not contain anything from the Data itself other than Limited Data) and (iii) the practice profile information does not reflect attitudes and self-reporting behavior relating to the prescribing of Legended Drugs.

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f.	applies one or more mathematical algorithms, formulas or processes to any of the Data for the purpose of estimating or projecting any new data or information;

g.	results in the reverse engineering or disassembling of any of the Data;

h.	enhances, benchmarks, validates, compares with, authenticates, verifies, supplements, or modifies any data, products or services of Licensee or any other party except as expressly provided in this Agreement;

i.	facilitates, authorizes or otherwise expressly or tacitly permits the incorporation of the Data, or any information derived therefrom, in any sales force automation systems, electronic territory management system, customer relationship management system, or any other similar system used by sales representatives for call reporting and management of sales information for their respective territories, except as expressly provided in Paragraph 5(c)(2);

j.	facilitates, authorizes or otherwise expressly or tacitly permits the use of any Data, or any information derived therefrom, by a Manufacturer for use in connection with the compensation or management of such Manufacturer’s sales force(s); or

k.	facilitates, authorizes or otherwise expressly or tacitly permits the use of any Data, or any information derived therefrom, by a Manufacturer for targeting of Prescribers by the sales representatives of such Manufacturer.

7.	ASSOCIATION DATA

a.	IMS may identify to Licensee in writing certain elements of some or all of the Data, which incorporates information licensed to IMS by an Association (“Association Data”). In addition to the terms and conditions of this Agreement, Licensee agrees to treat each element of Association Data in accordance with the terms of the respective Association agreement then in effect between IMS and such Association. To the extent that any term of such an Association agreement then in effect is more restrictive concerning the use or disclosure of Association Data than the terms contained in this Agreement concerning the use or disclosure of Data, then the terms of such Association Agreement shall control, but only with respect to the use or disclosure, as the case may be by Licensee of Association Data.

b.	In the event IMS identifies Association Data pursuant to Paragraph 7(a) above and Licensee fails to maintain the requisite license with the Association licensing such data to IMS which would permit Licensee, at a minimum, a right to use the Association Data provided hereunder in the manner contemplated herein, IMS shall have no further requirement to provide such Association Data under the terms of this Agreement until such time as Licensee obtains such a license.

c.	By way of example, and not by way of limitation, any element of Data identifying:

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(1)	the Medical Education number of the Prescriber is derived from the American Medical Association’s (“AMA”) Physician Professional Data and shall remain subject to the terms and conditions of the applicable AMA agreement then in effect between IMS and the AMA.

(2)	the American Osteopathic Association (“AOA”) number of the Prescriber is derived from the AOA’s data files and shall remain subject to the terms and conditions of the applicable AOA agreement then in effect between IMS and the AOA.

8.	CONFIDENTIALITY
Licensee hereby acknowledges that the Data are proprietary to IMS (collectively “Confidential Information”), agree to protect the proprietary and confidential nature of such Confidential Information and in connection therewith, will prohibit any access to or copying or disclosure of any of the Confidential Information during the terms of this Agreement and after termination of this Agreement, except (a) that access to and disclosure of Confidential Information may be provided to those employees of Licensee, in connection with the uses permitted Licensee as described in Exhibit 3 who require same to carry out such uses, and (b) as expressly permitted under Paragraphs 5(c), (d) and (e) of this Agreement. Licensee and any such other persons who receive access to or disclosure of Confidential Information pursuant to the preceding sentence shall maintain the strict confidentiality of such Confidential Information in the same manner as Licensee maintains the confidentiality of its own confidential information, and Licensee will not disclose such Confidential Information except as expressly provided herein. In the event any of such other persons fail to comply with the confidentiality obligations contained in this Paragraph 8, Licensee shall promptly notify an appropriate representative of such person in writing of such failure, with a copy to IMS within five business days after Licensee knows or suspects such failure. Licensee shall promptly provide IMS with a copy of any responses from such person to Licensee’s notification. IMS shall have a right to bring an action as an intended third party beneficiary to enforce the terms and conditions of the agreement between Licensee and such person with respect to obligations of confidentiality. In the event IMS does not have rights as an intended third party beneficiary to bring an action as contemplated in this Paragraph 8, Licensee agrees to be liable for any breach by such person of such agreement. Licensee agrees that it will not ever, either during the term of this Agreement or after its termination, assert that Data are not, were not or will not be proprietary to IMS and subject to copyright held by IMS with the exception of elements of Association Data which is proprietary to the respective Association and subject to copyright held by such Association.

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9.	REPRESENTATIONS AND WARRANTIES
IMS represents and warrants that it has the right and authority to license the Data to Licensee under this Agreement. EXCEPT AS EXPRESSLY STATED IN THE PRECEDING SENTENCE OR PARAGRAPH 3, IMS MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE DATA (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OF SUCH DATA OR ITS FITNESS FOR LICENSEE’S PARTICULAR PURPOSE) AND FURTHER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED AS TO THE ACCURACY OR COMPLETENESS OF THE DATA.

10.	LIMITATION OF LIABILITY
IMS’s entire liability and Licensee’s exclusive remedy for IMS’s failure to abide by the accuracy and completeness requirements of Paragraph 3 shall be for IMS to endeavor to correct, in accordance with IMS’s then applicable operating procedures for data quality assurance, any such non-conformance which has been reported by Licensee to IMS in writing in a timely manner in accordance with Exhibit 2. Notwithstanding any injunctive relief which Licensee may be entitled to, IMS shall not be liable for any indirect, consequential, punitive, incidental or special damages to person, property or business which may be caused by any use, failure to provide or unavailability of Data or any breach by IMS of its obligations hereunder (even if IMS has been advised of the possibility of such damages).

11.	TERM/TERMINATION

a.	The term of this Agreement shall be for a three (3) year period commencing on the date first written above. Licensee shall have the right to terminate this Agreement at the end of each contract year of this Agreement provided that Licensee give IMS one hundred, eighty (180) days written notice prior to the end of the then existing contract year, of its intention to terminate. Notwithstanding the foregoing, IMS shall have the right to terminate this Agreement on thirty (30) days advance written notice to Licensee:
(1)	if Licensee becomes insolvent, voluntarily files a petition under any federal or state bankruptcy law for itself, has an involuntary petition filed under any federal or state bankruptcy law against it which is not removed within thirty (30) days of filing, ceases operations for at least thirty (30) days with the intent of winding up Licensee’s business, or otherwise publicly announces the termination of its operations and/or substantially all the products relating to the licenses granted herein;

(2)	upon the sale of Licensee, whether by merger, consolidation, the sale of its stock or by the sale of all or substantially all of its assets to a Competing Company or any Person controlling, controlled by or under common control with a Competing Company; or

(3)	if Licensee or any affiliate of Licensee develops or comes into possession of data, which is substantially similar to the Data or Licensee, or any affiliate of Licensee acquires the right, by license, purchase or otherwise, to data which is substantially similar to the Data.

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As used in Paragraph 11(a)(3), data which is “substantially similar to the Data” shall include but not be limited to any data or information (a) consisting of or derived from a number of prescription transactions in any calendar month which number is greater than or equal to one-twentieth (1/20th) of the number of prescription transactions as estimated by IMS’s National Prescription Audit for such calendar month, or (b) which Licensee or any affiliate of Licensee claims is the functional or statistical equivalent of data that consists of or is derived from a number of prescription transactions in any calendar month which number is greater than or equal to one-twentieth of the number of prescription transactions as estimated by IMS’s National Prescription Audit for such calendar month. However, data shall not be considered “substantially similar to the Data” for any data received from a pharmaceutical Manufacturer for use by Licensee solely to provide services to such Manufacturer.

b.	In the event of the termination of this Agreement:

(1)	Licensee shall deliver all Data, and any information derived therefrom, (except for Licensee’s client’s proprietary information that has been supplied to Licensee by client) in its possession or control to IMS within ten (10) days of such termination except as otherwise expressly provided in Paragraph 11(c).

(2)	for any period during which Data, or any information derived therefrom, remains in the possession or control of Licensee after termination of this Agreement, such Data and information shall remain subject to the restrictions contained in this Agreement, including but not limited to those restrictions contained in Paragraphs 4, 5, 6, 7, and 8.

This provision shall not be construed to limit survival of any other provision, which also survives the termination of this Agreement by the express or implied terms of such provision.

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c.	In connection with the selection of a list of Prescribers for a use permitted pursuant to Paragraph 4, Licensee is authorized to maintain for a period of three years (or longer to the extent required by law) from the date following the termination of this Agreement historical files containing the following data elements from Data: physician name, physician address used in connection with a delivery made in accordance with the terms of this Agreement, Prescriber identification number and Prescriber specialty (collectively “Historical Data”). Such Historical Data may be maintained for such three year period only for the following purposes: (i) servicing a possible Legended Drug product recall pursuant to applicable regulations promulgated by a government agency whereby notices are delivered to Prescribers chosen from a list produced by Licensee under the terms of this Agreement to whom samples of such Legended Drugs were sent, (ii) recreating a delivery made on behalf of a Healthcare Company pursuant to the terms of this Agreement in which an error was made either by Licensee and/or the Healthcare Company, as the case may be, which error is the sole reason for recreating such delivery, or (iii) responding to an audit or written request of a governmental agency for information on the recipients of a Legended Drug sample delivered in the fulfillment of a request by a Prescriber in response to a solicitation made pursuant to Paragraphs 4(a), 4(b) or 4(d). Within thirty (30) days following the end of such period, the Historical Data for such deliveries will be deleted from Licensee’s possession and control.

12.	DEFAULT

a.	A “Default” shall exist hereunder by Licensee if Licensee fails in any material respect to be in compliance with the terms of Paragraphs 2, 4, 5, 6, 7 or 8 (an “Event of Default”) and such failure, if curable, is not cured within ten (10) calendar days following notice of such failure from IMS.

b.	If IMS alleges an Event of Default by Licensee, and Licensee in good faith disputes the occurrence of such Event of Default, IMS agrees to continue to provide Data hereunder until such dispute is resolved by the parties or by a determination through arbitration as provided in Paragraph 16, without prejudice to any remedies available to IMS.

13.	CERTAIN REMEDIES

a.	If the sale of any product or the rendering of any service or the license of any Data gives rise to an Event of Default pursuant to Paragraph 2 or 4 of this Agreement, then IMS shall receive from Licensee an amount equal to the aggregate of the gross revenues recognized from the same of such product or the fees charged in connection with the rendering of such service or the licensing of such Data.

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b.	Two or more Events of Defaults hereunder, whether or not cured, shall entitle IMS, in its sole discretion, to immediately terminate this Agreement upon written notice to Licensee; provide however, that each such Event of Default is acknowledged in writing by Licensee and/or is finally determined by arbitration pursuant to Paragraph 16 of this Agreement.

c.	Noting herein shall be construed as limiting IMS’s rights and remedies, in the event of a breach of this Agreement by Licensee, whether or not such breach is cured. The rights and remedies set forth in Paragraphs 11 and 13 of this Agreement are in addition to any other rights or remedies which otherwise may be available, in law or in equity.

14.	FORCE MAJEURE
Licensee agrees that IMS shall not be deemed to have breached this Agreement or to be liable for any damages caused by failure to perform or by delay in rendering performance hereunder arising out of any occurrence or contingency beyond its reasonable control, including but not limited to (a) flood, earthquake, fire, war, strikes, labor unrest, riot, civil commotion, power or communication line failure, computer equipment failure or operational failure, (b) failure of independent contractors under agreement with IMS to perform or a delay in such performance, failures, delays or restrictions of sources from which information or data is obtained, or failure of performance by Licensee, or (c) prohibition(s) or restrictions(s) imposed by applicable regulatory authority, the judgment, ruling or order of a court or agency of competent jurisdiction, or the enactment of or change in any law or regulation.

15.	ADDITIONAL AGREEMENTS

a.	IMS and Licensee each agree to keep the terms of this Agreement in confidence and not disclose them to any other Person, except for those terms of the Agreement required to be disclosed (i) pursuant to federal or state laws or regulations including securities laws and their related disclosure requirements, (ii) pursuant to judicial or arbitration orders and proceedings, (iii) as may be required to perform their obligations under this Agreement, or (iv) to each of IMS’s and Licensee’s legal and financial representatives who need to know such terms solely for the purpose of providing legal and financial advice to each such party, respectively. This provision shall not prohibit either party from disclosing the existence of this Agreement or that IMS is a data source.

b.	Upon the request of IMS, the President of Licensee (or in the event the President of Licensee is not responsible for the day-to-day business of Licensee, then the General Manager of Licensee or such other person who has overall responsibility for the day-to-day business of Licensee) shall provide IMS with a written statement certifying that, after due inquiry, Licensee has complied in all materials respects with Licensee’s obligations under the provisions of Paragraphs 2, 4, 5, 6, 7 and 8 of this Agreement for the past Contract Year, except as noted therein.

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c.	Under no circumstances shall this Agreement be construed as placing any affirmative obligation on IMS, express or implied, to collect or continue to collect any data or information from any third party, including but not limited to pharmacy data from which the Data is derived (“Source Data”). In the event IMS determines, in its sole judgment and discretion, to cease collecting any Source Data which will result in a substantial reduction in the amount of, or the cessation in, the Data delivered hereunder, IMS will provide written notice of such at least ninety (90) days prior to the date on which such Source Data collection will cease, specifying the date or dates at which IMS will cease collecting such Source Data and the approximate number of prescriptions that will not be included in the Data in the ensuing twelve (12) months as a result (the “IMS Notice”). In such event, IMS shall incur no liability to Licensee in connection therewith and, in the event IMS ceases to collect all of such Source Data then this Agreement shall automatically terminate and be of no further force and effect immediately upon the last delivery of Data to Licensee. A “substantial reduction” means a reduction in the aggregate amount of prescriptions comprising the Source Data for use in connection with the delivery of Data hereunder in excess of twenty-five percent (25%) when compared with the aggregate amount of prescriptions comprising the Source Data available to IMS for use in connection with the delivery of Data for the same calendar quarter period in the immediately prior year.

d.	IMS and Licensee acknowledge that a data supplier to IMS may request that some or all of its data be restricted in such a manner as to prevent IMS from providing such data, or information derived therefrom to Licensee (“Data Supplier Request”). In the event of a Data Supplier Request, IMS may, at its sole option enter into an agreement or arrangement or continue an agreement or arrangement, as the case may be, which accommodates such Request; provided, however, IMS prior to the acceptance of such an agreement or arrangement, uses reasonable efforts to persuade such data supplier to provide its data without such restriction. For purposes of this Paragraph 15(d), IMS shall be deemed to have used “reasonable efforts” if IMS, in connection with its negotiations with such data supplier, makes a bona fide attempt to persuade such data supplier to provide its data to IMS without such restriction; provided, however, under no circumstances shall IMS have any obligation to increase the amounts paid, or to be paid, to such data supplier in exchange for the elimination of such restriction.

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e.	IMS agrees that, upon the request of Licensee, IMS shall negotiate in good faith with Licensee for a period of not more than 30 days with respect to the acquisition by Licensee of IMS’s Xponent® information services in certain European countries. In the event that the parties have not entered into a definitive agreement with respect to such acquisition at the end of such 30-day period, IMS shall have no further obligations pursuant to this Section 15(c). The parties acknowledge and agree that nothing in this Section 15(c) shall create a binding obligation on IMS or Licensee to consummate such an acquisition or shall constitute any expression of the parties’ intent or agreement with respect to the terms of any such acquisition; any such obligation and such terms will be created and expressed only by a definitive agreement or agreements, if any, negotiated and entered into by the parties.

16.	ARBITRATION

a.	Each party shall designate a project manager to coordinate such party’s activities under this Agreement. Such project managers shall also, when necessary, confer in order to resolve problems or disputes that may arise in connection with each party’s performance hereunder. If the project managers cannot resolve such problems or disputes, such problems or disputes shall be referred to each party’s respective senior management including, if necessary, its President for discussion and resolution.

b.	Subject to Paragraph 16(d) any controversy or claim arising out of or relating to this Agreement, and which cannot be resolved in accordance with the procedure set forth in the preceding paragraph, shall be submitted to arbitration before a panel of three (3) arbitrators. The arbitrators shall be selected and the arbitration conducted in accordance with the Commercial Rules of the American Arbitration Association. An award shall be conclusive and binding if concurred in by two (2) of the arbitrators, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall be required to deliver a written decision setting forth their findings of fact and basis for their award. The arbitrator’s award shall provide for the payment of the arbitrators’ expenses and fees, together with other expenses incurred in the conduct of the arbitration proceeding other than legal fees and expenses. However, the arbitrators shall award the prevailing party reasonable attorneys’ fees and other expenses incurred in the arbitration proceeding in the event that the arbitrators determine that either party acted in bad faith in connection with either asserting a claim or a defense in the arbitration proceeding itself.

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c.	The parties hereby agree to submit to the exclusive personal jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania for purposes of enforcing the agreement to arbitrate, providing provisional relief pending the award, and entering judgment on the award. If for any reason the aforesaid court does not have subject matter jurisdiction the parties alternatively agree to submit to the exclusive personal jurisdiction and venue of the applicable court of the Commonwealth of Pennsylvania, County of Montgomery, for the foregoing purposes. Nothing contained in this paragraph shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award.

d.	Notwithstanding, the provisions of Paragraphs 16(b) and (c), any party hereto may pursue any provisional remedy (including but not limited to preliminary injunctive relief) to enforce its rights hereunder in the courts designated in Paragraph 16(c). The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in Paragraph 16(c) pending the determination and award in the arbitration proceeding. The parties may seek injunctive relief either restraining certain conduct or mandating certain conduct. This Paragraph 16(d) shall not be deemed to limit the power of the arbitrators to grant any remedy or relief the arbitrators deem just or reasonable within the scope of this Agreement.

e.	The parties agree that, immediately upon the designation of the arbitrators they will request the arbitrators that they set an expedited schedule for the conduct of the arbitration proceeding such that the proceeding is concluded within six months of the date of the filing of a demand for arbitration and that an award shall be rendered within thirty (30) days of the conclusion of the proceeding.

17.	INSPECTION RIGHTS/COOPERATION

a.	IMS shall have the right to make an inspection of the business, books and records of Licensee upon five (5) days notice to Licensee for the purpose of verifying Licensee’s compliance with its obligations pursuant to Paragraphs 2, 4, 5, 6, 7 and 8 of this Agreement. Licensee shall maintain business records, books, account information, computer logs and related materials sufficient to permit IMS to verify that Licensee is in compliance with its obligations under the above-referenced Paragraphs.

b.	Any such inspection of Licensee’s books and records, shall be performed by IMS’s representatives and/or its outside auditors. The costs of such an inspection shall normally be at IMS’s expense. However, Licensee shall bear the cost of an inspection if such inspection reveals an Event of Default or any other material breach of the terms of this Agreement.

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18.	MISCELLANEOUS

a.	The parties hereto are independent contractors engaged in the operation of their own respective businesses. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint ventures between the parties.

b.	This Agreement constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written and all other communications between the parties relating to the subject matter of this Agreement. This Agreement supercedes the Xponent Data License Agreement signed August 31, 2000 in its entirety. In the event there is a conflict between the terms of this Agreement and the terms of the Distribution Agreement dated August 31, 2000, the terms of the Distribution Agreement shall prevail.

c.	IMS may assign all or any portion of this Agreement to an entity which is then an affiliated company and any such affiliated company may assign all or any portion of this Agreement to an entity which is then an affiliated company; provided, however, that any such assignment shall not relieve IMS of its obligations under this Agreement if the assignee fails to perform. This Agreement may not be assigned from Licensee to any other Person, whether by assignment by Licensee, by operation of law or otherwise without the prior written consent of IMS, which consent shall not be unreasonably withheld. The sale or transfer of a majority of the outstanding shares of Licensee, or the merger or consolidation of Licensee with any other Person, shall be deemed an attempt by Licensee to assign its interests in this Agreement which shall first require the prior written consent of IMS. Any assignment not expressly permitted under this Paragraph 18(c) or which has not received the written consent of the other party if required herein shall be void.

d.	Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portion or provisions of this Agreement shall not be affected thereby, and the illegal or offensive portions of this Agreement shall be and hereby are redrafted to conform with applicable law in a manner which is consistent with the original spirit and intent embodied in the original executed copy of this Agreement, while leaving the remaining portions of this Agreement intact.

e.	The waiver by either party of a breach or violation hereof or remedy provided herein shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof.

f.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of law.

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g.	Nothing in this Agreement is intended to benefit and shall not be deemed to benefit any person who is not a party hereto or to create any third party beneficiary rights.

h.	All notices pertaining to this Agreement or the performance of either party hereunder shall be sufficient if in writing and sent by Federal Express or other similar overnight courier service with receipted delivery addressed to the other party at the address shown below or to such other address as a party hereto shall supply to the other in writing:

If to IMS:

IMS Health Incorporated 660 W. Germantown Pike Plymouth Meeting, PA 19462 Attention: President

With a copy to:

IMS Health Incorporated 660 W. Germantown Pike Plymouth Meeting, PA 19462 Attention: President

If to Licensee:

Synavant, Inc. Interactive Marketing Division One Broad Avenue Fairview, NJ 07022 Attention: President

With a copy to:

Synavant, Inc. 3445 Peachtree Road, N.E. Suite 1400 Atlanta, GA 30326 Attention: President

        Such notice shall be effective upon receipt by the other party.

i.	Neither party may under any circumstances utilize the name, trademarks, or tradenames of the other, or any names, trademarks, or tradenames so similar as likely to cause confusion, without the prior written notice to, and express written approval of, the other. Notwithstanding the preceding sentence:
(1)	Licensee’s advertising and other promotional materials for products or services which use any of the Data shall identify IMS as originator of such Data, a copy of which material will be promptly provided to IMS on or before the first release of any such material;

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(2)	Licensee is hereby granted a non-transferable and non-exclusive license, without the right to grant sublicenses, to use the trademark Xponent in connection with the advertising and promotion of the Data, as such term is defined in Exhibit 1, and Licensee agrees to use such trademark in connection with its advertising and promotion of any products or services which use Data in accordance with the following:

(a)	whenever Licensee uses the Xponent trademark in advertising or in any other manner in connection with the Projected Data or any product or services of Licensee, which use the Projected Data. Licensee shall clearly indicate IMS’s ownership of the trademark;

(b)	samples of all literature, stationery, packages, labels and advertising prepared by or for Licensee and intended to be used by Licensee in connection with the use of the Xponent trademark shall be promptly provided to IMS by Licensee on or before the release of such materials;

(c)	when using the Xponent trademark, Licensee agrees to comply with all laws pertaining to trademarks in force at any time in the United States, including but not limited to, compliance with marking requirements.

(d)	Licensee agrees to comply with any written usage guidelines provided by IMS for use of the Xponent trademark;

(e)	Licensee acknowledges (i) IMS’s exclusive right, title and interest in and to the Xponent trademark and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest, and (ii) use by Licensee of the Xponent trademark shall not create in Licensee’s favor any right, title or interest in or to the Xponent™ trademark, but that all uses of the Xponent trademark by the Licensee shall inure to the benefit of IMS

(3)	IMS shall have a right to identify to any Persons (i) that Licensee is a licensee of Data from IMS and (ii) those products and services which Licensee may use the Data under the terms of this Agreement.

j.	Paragraph headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement

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        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above

IMS Health Incorporated:	Synavant Inc.
By: BARRY BROUGHTON	By: CRAIG KUSSMAN
Name: Barry Broughton	Name: Craig Kussman
Title: Vice President	Title: Executive Vice President
Date: 4/26/01	Date: April 26, 2001

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EXHIBIT 1

FEES & DATA DESCRIPTION

FEES. The annual fee for the services described in this Agreement for each Contract Year shall be one million, two hundred thousand dollars ($1,200,000). IMS shall invoice one quarter of the annual fee on a quarterly basis in advance (i.e. IMS shall invoice three hundred thousand dollars ($300,000) on or about September 1st, December 1st, March 1st, and June 1st of each Contract Year). Licensee shall pay the amount of each invoice from IMS within thirty (30) days from receipt of invoice by Licensee. In no event shall Licensee deduct or set-off any amount(s) against any amount(s) owed to IMS under this Agreement without IMS’ prior written consent. If Licensee fails to timely pay any amount in accordance with the terms of this Agreement Licensee shall pay in addition to the invoice amount, interest at the rate of eighteen percent (18%) per annum on the unpaid balance beginning thirty-five (35) days from the date of the invoice until such amounts are paid. In addition to any fees which Licensee agrees to pay Licensee shall have the exclusive responsibility for and agrees to pay all applicable governmental sales, use, added value, ad valorem or other similar taxes, duties, fees, levies or other governmental charges now in force or enacted in the future, except for taxes based on IMS’s income.

DATA– Data shall consist of the following:

1.	Xponent Profiler (decided Xponent Data)

A.	Data Elements:

o	Prescriber ID

o	ME number and IMS ID number

o	Prescriber Name

o	Prescriber Address

o	Prescriber Specialty

o	Product Code (or aggregate product codes)

o	Therapeutic class code

o	Decile range by therapeutic class

o	Decile range by product

Ancillary	Data:

DRM	45 for every report
A file identifying all the product changes from the previous deliverable. A spreadsheet containing the record count for each tape.

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B.	Frequency of Delivery: Quarterly

C.	Data to be Reported in Each Deliverable: Ninety (90) therapeutic classes (same as received as of June, 2000) with the right to substitute up to ten (10) classes per calendar quarter with a minimum of thirty (30) days prior written notice given to IMS (but subject to production schedules). Rolling twelve(12)months on calendar quarters within current production.

D.	Format: FTP or Magnetic Tape

2.	Xponent Plantrak

A.	Data Elements:

o	IMS Plan Number

o	Product Code

o	TRX Prescription Volume and NRX Prescription Volume (an estimate of total count by Product Code for each Plan, of the number of prescriptions written from which products have been dispensed from Pharmacies).

o	TRX Unit Volume (an estimate of total units (e.g. number of tablets) by product code for each Plan, from which Products have been dispensed from pharmacies).

o	Ancillary Plan Affiliation (Prescriber to Plan linkages)

o	IMS Plan Roster File

o	Plan Name Key

o	Plan name and address

B.	Frequency of Delivery: Once per contract year, upon request

C.	Data to be Reported in Each Deliverable: Thirty-seven (37) therapeutic classes (same as received as of June, 2000 with the right to substitute up to five (5) classes per year with a minimum of thirty (30) days prior written notice to IMS (but subject to production schedules)

D.	Format: FTP or Magnetic Tape

3.	Unprojected Data File (to the extent IMS continues to offer this file to customers)for use solely in connection with Licensee’s First Rx Product as such product exists on June 1, 2000

A.	Data Elements:

o	IMS Prescriber ID Number

o	ME number

o	Product NDC

o	Week End Date

o	Date Dispensed

o	TRX

o	NRX

B.	Frequency of Delivery: Weekly

C.	Data to be Reported in Each Deliverable: For each product requested, but for no more than twenty-four (24) First Rx Product projects per contact year. Specifications to be mutually agreed upon for each project.
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D.	Format: FTP or Magnetic Tape

E.	CMF number for those products involved in the First Rx product. These requests will be fulfilled by the Analyst on an ad hoc basis but not more than twelve (12) times per calendar year.

4.	IMS Bridge File

A.	Data Elements:

o	IMS ID Number

o	*ME Number (or other Source ID and Source #3)

B.	Frequency Delivery: Quarterly, upon request

C.	Data to be Reported in Each Deliverable: To be mutually agreed upon.

D.	Format: FTP or Magnetic Tape or CD Rom

5.	Analyst – In order to facilitate Licensee’s receipt of Data and other Xponent data, IMS shall make available, for a maximum of twenty (20) hours per week, data analyst(s) to: (a) process Licensee’s requests for Data, and (b) process Licensee’s requests for other Xponent data for one or more of the uses described in Exhibit 3 (other than for use with First Rx) as more fully described in an IMS HEALTH Third Party Access Agreement between IMS and Licensee.

PRODUCT
For purposes of calculating the number of Products hereunder, a Product shall be counted for each Product Code reported with one or more Data Value fields, whether the reporting of such information is by:

(1)	prescription volume for a Legended Drug, regardless of form or strength,

(2)	prescription volume for a Legended Drug by form, regardless of strength, or

(3)	prescription volume for a Legended Drug by form and by strength.

For example, and not intended as a limitation, the separate reporting of Drug X in liquid form at 500mg and 1,000mg strengths and in tablet form at 500mg and 1,000mg strengths shall constitute four Products.

NOTE: IMS may, in its sole discretion, provide Prescriber Name, Prescriber Address, Professional Association Number (AMA or AOA only) and Prescriber Specialty linked to the Prescriber ID on a quarterly basis in a separate file from the Data (“Prescriber File”).

*	For purposes of this Agreement, the elements of Data identified with an asterisk (*) for (i) any Data having an ME Number in the Prescriber ID field or otherwise bridged to an ME Number in the Prescriber File shall be deemed derived from AMA-PPD, and (ii) any Data having an AOA Number in the Prescriber ID field or otherwise bridged to an AOA Number in the Prescriber File shall be deemed derived from AOA data.

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EXHIBIT 2 OPERATIONAL PROCEDURES FOR DATA

A.	INITIAL OBLIGATIONS. Within sixty (60) days of the Effective Date of this Agreement each party shall designate a Project Manager. The Project Manager of both parties shall meet to discuss the implementation of the Data delivery and any related issues.

B.	DATA DELIVERY. Data Delivery shall be in accordance with frequency level and format as indicated in Exhibit 1 any amendments thereto. Licensee shall pay all shipping and other costs incurred with the delivery of IMS Data.

C.	CHANGES TO DATA

1.	Changes to Products. In the event that Licensee seeks to change or add products. Licensee shall notify IMS and Licensee shall be charged the price then in effect for such change.

2.	Changes to Data Elements.
(a)	Licensee Initiated Changes. In the event that Licensee seeks to change any of the data elements, Licensee shall notify IMS in writing through its Project Manager of the requested change and the parties shall mutually agree to a fee increase. IMS in its sole discretion may decline to agree to the change.

(b)	IMS Initiated Changes. IMS reserves the right to discontinue any product or service
3.	Changes to Reporting Frequency. In the event that Licensee seeks to change the reporting frequency, Licensee shall notify IMS in writing through its Project Manager of the requested change and the parties shall mutually agree to a fee increase. IMS in its sole discretion may decline to agree to the change

D.	NOTICE OF CHANGES TO DELIVERABLES. Licensee shall send notice to the Project Manager of any changes to Data as set forth in section C above.

E.	PLACE AND METHOD OF DELIVERY. The place of delivery shall be: Synavant, One Broad Ave, Fairview, New Jersey 07022. The method shall be via Federal Express other overnight mail courier, hand-delivery or other method reasonable calculated to reach Licensee promptly.

F.	LOST OR DAMAGED DATA. Licensee must notify IMS if any Data is lost or damaged within ten (10) days from date of delivery. IMS will endeavor to conform the Data to the applicable IMS published specifications prevailing at the time of shipment, and will provide the replacement Data to Licensee within thirty (30) days of notice.

G.	INSPECTION OF DATA. Licensee shall inspect the Data within ten (10) days of receipt. IMS Data shall be deemed to be proper and correct, unless proper notice is given to IMS within ten (10) days of receipt of the Data.

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EXHIBIT 3 DATA USES

THE FOLLOWING USES ARE THE ONLY PERMITTED USES OF THE DATA:

A.	The Licensee may use the Data to select, on behalf of a Healthcare Company, a list of Prescribers for the purpose of sending Materials, developed by or on behalf of such Healthcare Company, to certain of such Prescribers; B. The Licensee may use the Data in connection with Licensee’s Single Source Sampling product (as that product is defined as of August 31, 2000), to select, on behalf of one or more Manufacturers or Healthcare Company, a list of Prescribers, which list Licensee may use solely for the purpose of sending its order form to certain of such Prescribers soliciting a request from each of such Prescribers for one or more Legended Drugs of each of such Manufacturers (a “Form”), which form is substantially similar to the form attached hereto as Attachment 1;

B.	The Licensee may use the Data to select on behalf of a publisher of Journals or a publisher of Desktop Media, a list of Prescribers for the purpose of determining advertisements to appear in a Journal or in a Desktop Media or who should receive such Journals;

C.	The Licensee may use the Data to select on behalf of a Manufacturer or Healthcare Company, a list of Prescribers for the purpose of sending Legended Drug or OTC products samples of such Manufacturer to certain of such Prescribers.

D.	Licensee may use the Data to report the overall impact and effectiveness of Licensee’s products and services provided to its third party customers, provided that only topline aggregated Data is provided to the third party.

E.	Licensee may use the Unprojected Data File for its First RX product (as that product is defined as of August 1, 2000) for program targeting for Licensee intervention only.

F.	The Licensee may use information derived from the Data in its proposals to customers, provided that only small amounts of topline aggregated information be used in such proposals.

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EXHIBIT 4 LIST OF COMPETING COMPANIES

Name	Name
Abbott Associates, Inc.	Medstart
AC Neilsen Corporation	McKesson Corporation
Amaxis	Merck-Medco Managed Care Inc.
American Healthcare Systems	Migliara/Kaplan Associates (M/K)
Andersen Consulting (*)	N.A.D.C.
Archi-Tech Systems, Inc.	National Data Corporation (NDC)
Beghou Consulting	NFO
Bergen Brunswig Drug Company	Nomadic Systems, Inc.
Cardinal Health, Inc.	PCS Health Systems, Inc.
Common Health Direct	PharmFlex, Inc.
Communi-Form	Pharmaceutical Consulting Group
Comvestrix Corp.	Pharmaceutical Software Laboratories, Inc.
Comet	Pharmetrics
Computer Sciences Corporation (*)	Phoenix Marketing Group, Inc.
Data Analysis Systems, Inc.	Powell and Associates
Decision Resources, Inc.	Prescription Card Services, Inc. (PCS)
Della Marketing Concepts	Print Data Corporation
Dendrite	Professional Detailing Inc.
Diversified Pharmaceutical Services, Inc.	ProMetrics Consulting, Inc.
EDS	Photocare Sciences
Epsilon	Putnam & Associates
First Image	Quintiles Transnational
Forms Distribution Center	Rx Analyst
Futurion Forecasting Associates, Inc.	SCC
Hann & DePalmer	Scott-Levin Associates, Inc.
HCIA, Inc.	Siebel Systems
Health Products Research, Inc.	Synygy Inc.
Health Research Associates	Skila, Inc.
Horizon Systems, Inc.	SMG Marketing Group, Inc.
Infinite Data Structures, Inc. (IDS)	Software Associates International
Information Builders	Source Informatics, Inc.
Information Resources, Inc. (IRI)	Strategic Information Associates
Ingenix	Strategic Mapping, Inc. (Claritas)
ISIS	Strategic Marketing Corp. (SMC)
Interdata S.A	Strategic Marketing Group (SMG)
Integrated Systems Solutions Corp. (ISSC)	Strategic Network Designs, Inc.
Intersearch/Sofres	Tactician Corporation
Karl Analytical	Taylor-Nelson/AGB
Kelly/Waldron & Co.	Technovations, Inc.
KWS & P, Inc.	The Alexander Group
Ketron	The Vandeveer Group
Laser Print and Image, Inc.	Total Research
Market Measures	Windsoft, Inc.
McKinsey & Company (*)	Ziment
Medi-Promotions, Inc.	ZS Associates

Note: For the companies identified above with an (“*”), the restriction applies with respect to the divisions and groups within those companies which provide information, technology or consulting services to organizations in the pharmaceutical and health care industries.

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EXHIBIT 5

RESTRICTION
For the term of this Agreement, IMS will not grant a license to the same or substantially the same Xponent® Profiler Data being licensed by Licensee hereunder, which includes the products, therapeutic classes and total volume being purchased by Licensee, for uses A, C and D defined on Exhibit 3 and for use in sample fulfillment programs that are in direct competition with Single Source Sampling (as that program is defined as of August 1, 2000), to the following companies:

o	Epsilon

o	NDC Health Information Services

o	PPS Medical Marketing Services, Inc.

o	Medical Marketing Service Inc.

o	Phoenix Marketing Group

Notwithstanding the above, IMS shall be allowed to grant such a license if it can be demonstrated that IMS or any of its predecessors had previously done so prior to August 1, 2000.

Notwithstanding the above, IMS shall not be precluded or limited or restricted in any way from entering into a Third Party Access Agreement whereby a company or companies listed above is the third party or parties entitling it to use the Data for uses A, C and D as noted on Exhibit 3. For purposes of the paragraph, “Third Party Access Agreement” shall mean an agreement entered into with IMS, IMS’s client and a third party contractor or agent of IMS’s client, whereby the third party is permitted access to IMS data.

Notwithstanding the above, the limitation upon IMS’s ability to grant a license to Xponent Profiler Data to a particular company listed above shall not apply in the event that (a) such company becomes an affiliate of IMS, (b) IMS or its affiliates acquires an ownership interest or makes an investment in such company or its affiliates, whether in the form of equity, debt or otherwise (but excluding ownership of less than one percent (1%) of the issued and outstanding shares of capital stock of any company listed on additional securities exchange or quoted by the National Association of Securities Dealers Automated Quotation System), or (c) IMS or its affiliates enters into a partnership or joint venture with such Company or its affiliates. As used in the preceding sentence, an “affiliate” shall refer to any Person, which now or in the future controls, is controlled by or is under common control with IMS.

IMS’s ability to license a subset of the Xponent Profiler Data shall not be in anyway restricted.

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ADDENDUM and AMENDMENT TO Restated Xponent Data License Agreement Dated April 26, 200 Between IMS Health Incorporated ("IMS") and Interactive Marketing Division of Synavant, Inc. ("Licensee")

This Addendum and Amendment (“Addendum”) is effective as of September 1, 2002 and supplements, modifies, and is hereby made part of the Restated Xponent Data License Agreement dated April 26, 2001, with an effective date of September 1, 2000, between IMS Health Incorporated and Synavant (the “Agreement”).

1.	The following additional deliverables and associated fees will be deemed included in the Schedule of Fees & Services of the Agreement:

Deliverable	Total Additional Fees September 2002 - August 2003

Selected Services                                                                                            $750,000
      Xponent(R)Profiler(TM)
      Up to three (3)Consulting Promotional Evaluations
      (see attached example)
Early View(TM)                                                      See Early View Rider, Paragraph 5, Fees for pricing schedule

Total additional Fees:                                                                                      $750,000
                                                                                                                   Plus Early View Fees,
as determined at time of purchase

The above deliverables are hereby included in the Data, Software and Services under the Agreement, as further described in the attached Schedule of Services.

2.	Exhibit 5, entitled “Restriction”, is deemed deleted in its entirety. In the second sentence of Paragraph 2, the phrase “subject to Exhibit 5,” is deleted.

Except as modified above, all other terms and conditions remain the same and in effect.

IMS Health Incorporated:	Synavant Inc.
By: TOM STAZZONE	By: KERRY COLLINS
Name: Tom Stazzone	Name: Kerry Collins
Title: Corp. Director	Title: V. P. Operations
Date: 4/15/2003	Date: 4/1/2003